Exhibit 99.2

45/F, K.Wah Centre, 1010 Huaihai Road (M), Shanghai, China

T: (86 21) 5404 9930 F: (86 21) 5404 9931

Date: June 22, 2022

To: Intchains Group Limited (the “Company”)

Cricket Square, Hutchins Drive

P.O. Box 2681, Grand Cayman

KY1-1111, Cayman Islands

Re: Opinion on Certain Legal Matters under PRC Law

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan Region) and as such are qualified to issue this opinion on the laws, regulation, rules, judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”).

We have acted as PRC legal counsel to the Company in connection with (i) the proposed initial public offering (the “Offering”) of American depositary shares (the “ADSs”), each representing a certain number of Class A ordinary shares of the Company, as set forth in the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the ADSs on NASDAQ Capital Market.

A.	Documents and Assumptions

In rendering this opinion, we have reviewed and examined copies of the Registration Statement, originals or copies, certified or otherwise identified to our satisfaction of the documents provided to us by the Company and the PRC Entities (as defined below), and other documents, corporate records and certificates issued by the Governmental Agencies (as defined below) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements (either in written or oral) issued or made by competent national, provincial or local governmental regulatory or administrative authority, agency or commission in the PRC having jurisdiction over the relevant PRC Entities (as defined below), the Company and appropriate representatives of the Company or PRC Entities.

In delivering this opinion, we have made the following assumptions:

(1)

that any document submitted to us still exist, remain in full force and effect up to the date of this opinion and has not been revoked, amended, varied, cancelled or superseded by some other document or agreement or action; and no revocation or termination has occurred, with respect to any of the documents after they were submitted to us for the purposes of this opinion;

(2)

that all documents submitted to us as originals are authentic and as copies conform to their respective originals and that the signatures, seals and chops on the documents submitted to us are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same;

(3)

that all documents have been validly authorized, executed or delivered by all of the entities thereto and such entities to the documents have full power and authority to enter into, and have other than the PRC Entities duly executed and delivered such documents;

(4)

all requested documents have been provided to us and all factual statements made to us by the Company and the PRC Entities in connection with this opinion, including but not limited to the statements set forth in the documents, are true, correct and complete;

(5)

that all consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under all documents submitted to us are in full force and effect as of the date thereof;

(6)

all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies (as defined below) and are complete, true and correct; and

(7)

all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Entities from any Governmental Agency (as defined below) have been obtained by lawful means in due course, and the documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

This opinion is rendered on the basis of the PRC Laws effective as at the date hereof and there is no assurance that any of the PRC Laws will not be changed, amended, superseded or replaced in the immediate future or in the longer term with or without retroactive effect. The PRC Laws involve uncertainties in their interpretation and implementation, which are subject to the discretion of the Governmental Agencies or the PRC courts.

In rendering the following opinions, we state that we are not admitted to practice in any country other than the PRC, and we express no opinion as to any laws other than the laws of the PRC. To the extent, the Registration Statement, or any other document referenced therein or herein, is governed by any law other than that of the PRC, we have assumed that no such other laws would affect the opinion stated herein.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“CSRC”	means the China Securities Regulatory Commission.

“Governmental Agencies”	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Governmental Authorization”	means any approval, certificate, consent, permit, authorizations, filings, registrations, qualification, exemptions, waivers, endorsement, annual inspections, permissions and license required by the PRC Laws to be obtained from any Governmental Agency.

“New M&A Rules”	means the Provisions on Merging and Acquiring Domestic Enterprises by Foreign Investors, which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the SAFE, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC Entities”	means the PRC entities, as listed in Annex A, as at the date thereof.

C.	Opinions

Based on the foregoing and the qualifications, assumptions and limitations stated herein, we are of the opinions that on the date hereof:

(1)

M&A Rules. The New M&A Rules, among other things, purport to require CSRC approval prior to the listing and trading on an overseas stock exchange of the securities of an offshore special purpose vehicle established or controlled directly or indirectly by PRC companies or individuals and formed for the purpose of overseas listing through the acquisition of PRC domestic interests held by such PRC companies or individuals. Based on our understanding of the explicit provisions under PRC Laws, the CSRC’s approval is not required for the Offering. However, there are substantial uncertainties regarding the interpretation and application of the New M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

(2)

Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(3)

Taxation. The statements made in the Registration Statement under the caption “Taxation— PRC Taxation”, with respect to the PRC tax laws and regulations or interpretations, are correct and accurate in all material respects. We do not express any opinion herein concerning any law other than PRC tax law.

(4)

Statements in the Registration Statement. To the best of our knowledge after due and reasonable inquiry, the statements in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Enforcement of Civil Liabilities”, “Corporate History and Structure”, “Business”, “Management’s Discussions and Analysis of Financial Condition and Results of Operations”, “Regulation”, “Taxation,” and “Related Party Transactions”, insofar to the extent that such statements constitute PRC Laws matters or regulatory matters or describe or summarize PRC Laws matters or regulatory matters, are accurate and correct in all material respects, and nothing has been omitted from such statements in relation to the PRC Laws matters which would make the same misleading in any material respects.

D.	Qualifications

Our opinions expressed above are subject to the following qualifications:

(1)

the foregoing opinions are strictly limited to matters of the PRC Laws. We have not investigated, and we do not express or imply any opinion whatsoever with respect to the laws of any other jurisdiction, and we have assumed that no such other laws would affect the opinions stated above.

(2)

we assume no responsibility to advise you of facts, circumstances, events or developments that may be brought to our attention in future and that may alter, affect or modify the opinions expressed herein. PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)

our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)

our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)

this opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts, are subject to the discretion of the competent Governmental Agency.

(6)

the term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiries” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of us. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Entities and Governmental Agencies.

(7)

we have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Entities or the rendering of this opinion, except as stated herein.

(8)

this opinion is rendered to the Company and is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement publicly submitted to the SEC on the date of this opinion and shall not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Taxation”, and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

[The remainder of this page is intentionally left blank.]

Yours faithfully,

/s/ Jingtian & Gongcheng

Jingtian & Gongcheng

Annex A

List of the PRC Entities

No.	PRC Entities	Shareholders (% of Equity Interests)

1.	Jerryken Intelligent Technology (Shanghai) Co., Ltd.	Intchains Technology (Hongkong) Limited (100%)

2.	Shanghai Intchains Technology Co., Ltd.	Jerryken Intelligent Technology (Shanghai) Co., Ltd. (100%)

3.	Shanghai Lianfa Information Technology Co., Ltd.	Shanghai Intchains Technology Co., Ltd. (100%)

4.	Shanghai Xinbaiwei Intelligent Technology Co., Ltd.	Shanghai Intchains Technology Co., Ltd. (100%)